Exhibit 99.1

Liberty Interactive Completes Acquisition of HSN, Inc.

ENGLEWOOD, CO, December 29, 2017 — Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced today that it has completed the acquisition of the 62% of HSN, Inc. (“HSNi”) it did not already own in an all-stock transaction. As a result, shares of HSNi common stock no longer trade on Nasdaq.

“We’re excited HSNi is joining the QVC family.  The combination will enhance QVC’s position as the leading global video eCommerce retailer and provide meaningful synergies,” said Greg Maffei, Liberty Interactive President and CEO.  “We also look forward to the first quarter of 2018 when QVC Group is expected to become an asset backed stock which should further highlight value.”

“We welcome the HSNi team to our company, creating the leader in discovery-based shopping.  The combination of QVC, HSNi and zulily will enhance the customer experience, accelerate innovation, strengthen our brands and allow us to leverage our resources and talents,” said Mike George, QVC President and CEO.  “We thank the HSNi and QVC teams that have worked tirelessly on the integration, and we look forward to continuing to implement these plans in 2018.”

HSNi shareholders (excluding Liberty Interactive) received fixed consideration of 1.650 shares of Series A QVC Group common stock for every share of HSNi common stock held (as well as cash in lieu of any fractional shares). Liberty Interactive issued 53.6 million shares of Series A QVC Group common stock to HSNi shareholders.  Pro forma, QVC Group total undiluted share count is approximately 483.9 million, comprised of approximately 454.7 million shares of Series A QVC Group common stock and approximately 29.2 million shares of Series B QVC Group common stock, with former HSNi shareholders, excluding Liberty Interactive, owning 11.1% of QVC Group’s undiluted equity and 7.2% of the undiluted voting power, based on the number of QVC Group shares outstanding as of October 31, 2017.

HSNi will remain based in St. Petersburg, FL, and HSN and the Cornerstone portfolio will continue to operate as separate brands. Effective as of close, Mike Fitzharris, formerly Representative Director and Chairman, QVC Japan, has been named President of HSN and Claire Spofford, formerly President, Garnet Hill, has been named President of Cornerstone. Both Mike and Claire report to Mike George. In addition, the Liberty Interactive Board of Directors has been expanded by one to include Fiona Dias, previously a director of HSNi. The previously announced transaction between Liberty Interactive and General Communication, Inc. (“GCI”) and subsequent split-off of Liberty Ventures is expected to close in the first quarter of 2018. Following that closing, QVC Group, including wholly-owned subsidiaries QVC, Inc., zulily and HSNi, will become an asset-backed stock and Liberty Interactive will be renamed QVC Group, Inc. For information regarding the potential impact of the recent tax reform legislation on the pending transaction with GCI, please refer to the Form 8-K filed by Liberty Interactive on December 26, 2017.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiaries, QVC, Inc., HSN, Inc. and zulily, llc, and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its subsidiary Evite and interests in Liberty Broadband Corporation, FTD, Lending Tree, ILG and Charter Communications.

This press release includes certain forward-looking statements, including statements about the expected benefits of the HSNi acquisition, statements about the proposed acquisition of GCI by Liberty Interactive and the proposed split-off of GCI and certain Liberty Ventures Group assets and liabilities (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, the renaming of Liberty Interactive and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to complete the proposed transactions.  These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

Liberty Interactive Corporation

Courtnee Chun

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